Exhibit 5.1

Our ref	GW/MF/1073417.0016	22 May 2023
To: RenaissanceRe Holdings Ltd. Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda

Dear Sirs,

RENAISSANCERE HOLDINGS LTD. (Registration No. 18387) (the “Company”)

1.	BACKGROUND

We have acted as special Bermuda legal counsel to the Company in connection with the registration statement on form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 22 May 2023 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of common shares of par value US$1.00 each (“Common Shares”), preference shares of par value US$1.00 each (“Preference Shares” and, together with Common Shares, “Equity Securities”, which term includes any Common Shares or Preference Shares to be issued pursuant to the conversion, exchange or exercise of any other Securities, as defined below), depositary shares, each representing fractional interests of Common Shares or a particular series of Preference Shares (“Depositary Shares”), senior, subordinated and junior subordinated debt securities (“Debt Securities”), warrants to purchase Equity Securities or Debt Securities (“Warrants”), share purchase contracts (“Share Purchase Contracts”), share purchase units (“Share Purchase Units”) and units consisting of any combination of the foregoing securities (“Units”) of the Company (collectively, the “Securities”).

2.	DEFINITIONS AND INTERPRETATION

2.1	Capitalised terms used but not otherwise defined in this Opinion shall have the meanings given to them in Part A of Schedule 4 (Definitions and Interpretation).

2.2	This Opinion shall be interpreted and construed in accordance with Part B of Schedule 4 (Definitions and Interpretation).

Carey Olsen Bermuda Limited is a company limited by shares incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. The use of the title “Partner” is merely to denote seniority. Services are provided on the basis of our current terms of business, which can be viewed at: http://www.careyolsen.com/terms-business.

3.	SCOPE

3.1	This Opinion is limited to: (a) matters of the law and practice of Bermuda as at the date of this Opinion; and (b) matters expressly stated in this Opinion.

3.2	We have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

3.3	This Opinion is based only on those matters of fact known to us at the date of this Opinion.

4.	DOCUMENTS EXAMINED AND SEARCHES

4.1	In giving this Opinion we have examined a copy the Registration Statement sent to us in electronic form by email.

4.2	In addition, we have examined each Further Document.

4.3	The Registration Statement and the Further Documents are the only documents we have seen or examined for the purposes of this Opinion.

4.4	The Searches are the only searches, investigations or enquiries we have carried out for the purposes of this Opinion.

5.	ASSUMPTIONS AND QUALIFICATIONS

5.1	This Opinion is given:

(a)	in reliance on the Assumptions; and

(b)

on the basis that the Assumptions (which we have not independently investigated or verified) are accurate, and have been accurate, in all respects at the date of this Opinion, and at all other relevant times.

5.2	This Opinion is subject to the Qualifications.

6.	OPINION

We are of the opinion that:

6.1	Due Incorporation and Valid Existence

The Company is duly incorporated as an exempted company limited by shares and is validly existing under the law of Bermuda.

6.2	Securities

(a)

Upon the due issuance of Common Shares and/or Preference Shares (including those represented by Depositary Shares) and payment of the consideration therefor, such Common Shares and/or Preference Shares will be validly issued, fully paid and non-assessable.

(b)	Upon the due issuance of:

(i)	Debt Securities of any series;

(ii)	Debt Securities Guarantees;

(iii)	Warrants;

(iv)	Share Purchase Contracts;

(v)	Share Purchase Units; and/or

(vi)	Units,

and payment of the consideration therefor, such Securities will be validly issued and (except in the case of Equity Securities forming part of a Share Purchase Unit or a Unit) will constitute valid and binding obligations of the Company in accordance with the terms thereof.

7.	LAW GOVERNING THIS OPINION, LIMITATIONS, BENEFIT, DISCLOSURE AND RELIANCE

7.1	This Opinion is governed by, and shall be construed in accordance with, the law of Bermuda.

7.2

We assume no obligation to advise you or any other person, or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

7.3	This Opinion is given solely for the purpose of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

7.4

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Opinions” and “Enforcement of Civil Liabilities under United States Federal Securities Laws” in the prospectus forming part of the Registration Statement. In such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Carey Olsen

Carey Olsen Bermuda Limited

SCHEDULE 1

DOCUMENTS EXAMINED

Part A

1.	Registration Statement

Part B

Further Documents

2.	A certified copy of:

2.1	the Certificate of Incorporation;

2.2	the Memorandum of Association;

2.3	the Bye-laws;

2.4	the Register;

2.5	the Exchange Control Approval;

2.6	the Committee Resolutions; and

2.7	the Director Resolutions.

3.	The Public Records.

4.	The Litigation Records.

SCHEDULE 2

ASSUMPTIONS

1.	Authenticity

The genuineness and authenticity of all signatures, initials, stamps, seals and markings on all documents examined by us, including, in the case of copy documents examined by us, on the originals of those copies.

2.	Copies

The completeness and conformity to original documents of all copies examined by us.

3.	Execution Versions/Drafts

Where we have been provided with a document (whether original or copy) in executed form or with only the signature page of an executed document, that such executed document does not differ from the latest draft or execution version of the document provided to us and/or, where a document has been reviewed by us only in draft, execution or specimen form, it has been executed in the form of that draft, execution version or specimen.

4.	Compliance with Constitutional Documents and Share Capital

4.1

The Company will have sufficient authorised capital to effect the issue of any of the Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities.

4.2	The Company will issue the Securities in furtherance of its objects as set out in the Memorandum of Association.

4.3

The form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preference Shares) or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants and Units), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum of Association or Bye-laws nor any applicable law, regulations, order or decree in Bermuda.

4.4

All necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if Preference Shares are to be issued, all necessary corporate action to establish one or more series of Preference Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

5.	Consideration

5.1	Upon issue of any Equity Securities, the Company will receive or has received consideration for the full issue price thereof which shall be equal to at least the par value thereof.

5.2

The issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement dully approved by the Board, the Registration Statement (including the prospectus set forth therein and any supplements thereto) and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto.

6.	Register and Appointments

The accuracy and completeness of the Register and that each director, alternate director (if any) and secretary of the Company has been validly appointed and each person who acts on behalf of any corporate director or secretary of the Company is duly authorised to do so by that corporate director or secretary, respectively.

7.	Directors’ Duties

7.1

In resolving that the Company authorise the issue of any Securities the directors of the Company were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws.

7.2	Each director of the Company has disclosed all interests required to be disclosed by the Companies Act and the Bye-laws in accordance with the provisions of the Companies Act and the Bye-laws.

8.	Directors’ Resolutions

8.1	No resolution has been passed by the Board (or any committee of the directors) or the shareholders of the Company and there is no agreement or arrangement otherwise in place:

(a)	limiting the powers of the Board;

(b)	changing the quorum for meetings of the directors of the Company from that which is stated in the Bye-laws; or

(c)	changing who may sign an instrument to which a seal of the Company is affixed or the number of such persons from that which is stated in the Bye-laws.

8.2

The Director Resolutions and the Committee Resolutions were duly passed, are in full force and effect and have not been revoked, superseded or amended, and are the only resolutions passed by the directors of the Company (or any committee thereof) relating to the matters referred to in those resolutions.

8.3

The meetings at which the Director Resolutions and the Committee Resolutions were passed were duly convened and held and quorate throughout and the minutes of such meetings are an accurate record of the proceedings described in them.

9.	Listing

The Company’s shares will be listed on an Appointed Stock Exchange and the Exchange Control Approval will not have been revoked or amended at the time of issuance of any Securities.

10.	Establishment, existence, capacity and authority – other parties

10.1

Each party (other than the Company as a matter of the law of Bermuda) is duly established and validly existing and: (a) has the necessary capacity, power, authority and intention; (b) has taken the corporate and other action necessary to authorise it; and (c) has obtained, made or satisfied all necessary consents, authorisations, registrations, approvals, licences, filings, exemptions or other requirements (i) of any governmental, judicial or other public bodies or authorities or (ii) imposed by any contractual or other obligation or restriction binding upon it; in each case to enter into and deliver, and perform its obligations under, any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto.

10.2	Validity

10.3

The obligations expressed to be assumed by each party in the applicable purchase, underwriting or similar agreement, any Debt Security, any indenture and any supplement thereto and any other agreement or other document relating to any Security will constitute the legal, valid and binding and enforceable obligations of that party under all laws.

11.	Authorisations and Exemptions - Other Laws

All consents, authorisations, registrations, approvals, licences filings, exemptions or other requirements of any governmental, judicial or other public bodies or authorities required to be obtained, made or satisfied by the Company under any law (other than the law of Bermuda) in connection with the Registration Statement and the issue of any Securities, have been obtained, made or satisfied and, where appropriate, remain in full force and effect.

12.	No Conflict – Foreign Law or Regulation

There is no provision of the law or regulation of any jurisdiction other than Bermuda that would have any adverse implication in relation to the opinions expressed in this Opinion.

13.	Other Documents

The accuracy, correctness and completeness of all statements, assessments and opinions as to matters of fact contained in the Registration Statement and each Further Document.

14.	Unknown Facts

That there is no document or other information or matter (including, without limitation, any arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this Opinion.

SCHEDULE 3

QUALIFICATIONS

1.	Enforceability

The term “enforceable” as used in this Opinion means that the relevant obligations are of a type that the courts of Bermuda enforce but it does not mean that they will necessarily be enforced in all circumstances and/or in accordance with their terms. In particular:

1.1

enforcement may be limited by bankruptcy, insolvency, liquidation, dissolution, re-organisation or other laws of general application, including their provisions relating to mandatory set-off, relating to or affecting the rights of creditors;

1.2

enforcement may be limited by general principles broadly corresponding to those of equity under English law, for example, remedies such as specific performance or injunction are discretionary and may not be available where damages are considered to be an adequate remedy;

1.3

claims may be or become barred by prescription or limitation of actions, or subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party, or subject to defences of set-off or counter-claim;

1.4	provisions of any document that provide that terms found to be illegal, invalid or unenforceable may be severed from its remaining terms, may not be enforced;

1.5

provisions of any document will not be enforced to the extent that they would be illegal or contrary to public policy in Bermuda or, if obligations are to be performed in a jurisdiction outside Bermuda or in a currency other than that of Bermuda, to the extent that such performance would be illegal or invalid or contrary to the exchange control regulations under the laws of, or contrary to public policy in, that jurisdiction or the laws or public policy applicable to that currency;

1.6

provisions of any document may not be enforced to the extent that they would conflict with or breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order, or regulation applicable to Bermuda;

1.7

the enforcement of the obligations of the parties to any document may be limited by the provisions of the law of Bermuda applicable to agreements or contracts held to have been frustrated by events happening after the relevant agreement or contract was entered into;

1.8

provisions of any document that constitute, or purport to constitute, a restriction on the exercise of any statutory right or power, for example a company’s power to alter its memorandum of association or bye-laws, may not be enforced;

1.9	enforceability of obligations may be invalidated by reason of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence;

1.10

a person who is not a party to a document may not be able to enforce any provision of that document that is expressed or intended to be for the benefit of that person unless such person has been expressly granted the right in that document to enforce such provision pursuant to the Contracts (Rights of Third Parties) Act 2016;

1.11

provisions of any document purporting to provide for a certain payment to be made in the event of breach of any term of that document would not be enforceable to the extent that they were a penalty that was excessive. For example, provisions for default interest to be paid on overdue amounts may amount to such an excessive penalty under the law of Bermuda and such interest therefore may not be recoverable or may be reduced; and

1.12

provisions of any document: (a) for the payment or reimbursement of, or indemnity against, the costs and expenses of enforcement (actual or contemplated) or of litigation brought before a Bermuda or foreign court or where the court has itself made an order for costs; (b) that would involve the enforcement of foreign revenue or penal or other public laws; or (c) that purports to exclude the jurisdiction of any courts, may not be enforced.

2.	No Conflict – Contractual Obligations etc.

We offer no opinion on whether there are any contractual or other obligations or restrictions binding on the Company that would or could have any adverse implication in relation to the opinions expressed in this Opinion.

3.	Representations and Warranties

Unless expressly stated otherwise, we offer no opinion in relation to the factual accuracy of any representation or warranty made or given in or in connection with the Registration Statement or any Further Document.

4.	Non-Assessable

Any reference in this Opinion to securities being “non-assessable” means, in relation to fully-paid securities of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of securities, that: no security holder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their securities, to satisfy claims of creditors of the Company, or otherwise; and no security holder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a security holder, if and so far as the alteration requires him to take, or subscribe for additional securities, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

SCHEDULE 4

DEFINITIONS AND INTERPRETATION

Part A - Definitions

“Appointed Stock Exchange”	means an appointed stock exchange as defined in the Companies Act, which includes the New York Stock Exchange;

“Assumptions”	means the assumptions set out in Schedule 2 (Assumptions);

“Board”	means the board of directors of the Company;

“Bye-laws”	means the bye-laws of the Company, as referred to in the Secretary’s Certificate;

“Certificate of Incorporation”	means the Company’s certificate of incorporation, as referred to in the Secretary’s Certificate;

“Committee Resolutions”	means the resolutions of a committee of the Board stated as passed on 21 May 2023 at a meeting of such committee of the Board recorded in the minutes of that meeting, relating to the Registration Statement

“Companies Act”	means the Companies Act 1981;

“Debt Securities Guarantees”

means the senior debt securities guarantee to be issued by the Company concurrently with any issuance by RenaissanceRe Finance Inc. of senior debt securities for the benefit of the holders from time to time of such senior debt securities of RenaissanceRe Finance Inc., as more particularly described in the Registration Statement

“Director Resolutions”	means an extract of minutes of a meeting of the Board held on 10 May 2023, as referred to in the Secretary’s Certificate;

“Exchange Control Approval”	means the permission of the Bermuda Monetary Authority under the Exchange Control Act 1972 (and regulations made thereunder) for the issue and transfer of the Company’s shares dated 7 July, 2000, as referred to in the Secretary’s Certificate;

“Further Documents”	means the documents listed in Part B of Schedule 1 (Documents Examined);

“Litigation Records”	means the entries and filings in respect of the Company in the Cause Book of the Supreme Court and in the Register of Judgements maintained at the Registry of the Supreme Court at the time we carried out the Litigation Search;

“Litigation Search”	means our inspection of the Litigation Records at 11:09 am (BDA) on 22 May 2023;

“Memorandum of Association”	means the memorandum of association of the Company, as referred to in the Secretary’s Certificate;

“Opinion”	means this legal opinion and includes the Schedules;

“Public Records”	means the public records of the Company available for inspection at the offices of the Registrar of Companies at the time we carried out the Public Records Search;

“Public Records Search”	means our inspection of the Public Records at 9:12 am (BDA) on 22 May 2023;

“Qualifications”	means the observations and qualifications set out in Schedule 3 (Qualifications);

“Register”	means the register of directors and officers of the Company as referred to in the Secretary’s Certificate;

“Registrar of Companies”	means the Registrar of Companies in Bermuda;

“Searches”	means the Public Records Search and the Litigation Search;

“Secretary’s Certificate”	means the certificate of the Secretary of the Company dated 22 May 2023; and

“Supreme Court”	means the Supreme Court of Bermuda.

Part B – Interpretation

6.	References in this Opinion to:

6.1	a Schedule are references to a schedule to this Opinion;

6.2	a “person” includes any body of persons corporate or unincorporated;

6.3	legislation include, where relevant, a reference to such legislation as amended at the date of this Opinion;

6.4	“you” means the Addressee(s) and where there is more than one Addressee, means each of them; and

6.5

“we”, “us” or “our” in relation to the examination, sight, receipt or review by us, or provision to us, of information or documents are references only to our lawyers who worked on the preparation of this Opinion acting for the Addressee in this matter.

7.

Where a capitalised term appears in the left-hand column of Part A of Schedule 4 (Definitions and Interpretation) in the singular, its plural form, if used in this Opinion, shall be construed accordingly, and vice versa.

8.	Headings in this Opinion are inserted for convenience only and shall not affect the construction of this Opinion.